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                                                               Exhibit (a)(1)(R)

                            COMPANY HOLDINGS, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                             WEYERHAEUSER COMPANY,
           HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                          WILLAMETTE INDUSTRIES, INC.
                                       TO
                              $55.50 NET PER SHARE

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON FRIDAY, FEBRUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                January 28, 2002

To Brokers, Dealers, Banks,
  Trust Companies and other Nominees:

    We have been engaged by Company Holdings, Inc., a Washington corporation (the "Purchaser") and a wholly owned subsidiary of Weyerhaeuser Company, a Washington corporation ("Weyerhaeuser" or "Parent"), and Weyerhaeuser to act as Dealer Manager in connection with the Purchaser's offer to purchase (1) all the outstanding shares ("Shares") of common stock, par value $0.50 per share, of Willamette Industries Inc. ("Willamette" or the "Company"), an Oregon corporation, and (2) unless and until validly redeemed by the Board of Directors of Willamette, the related rights to purchase shares of Series B Junior Participating Preferred Stock of Willamette (the "Rights") issued pursuant to the Rights Agreement, dated as of February 25, 2000, by and between Willamette and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (as amended from time to time, the "Rights Agreement"), at a price of $55.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated November 29, 2000 (as amended and supplemented, the "Offer to Purchase"), the supplement thereto dated May 7, 2001 (the "First Supplement") and the second supplement thereto dated January 28, 2002 (the "Second Supplement") and in the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

    Unless the Rights are redeemed prior to the Expiration Date, holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date, a tender of Shares

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will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder's Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a shareholder receiving Rights Certificates by use of the guaranteed delivery procedure described in Section 3 of the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering shareholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within a period ending on the later of (1) three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. An "NYSE trading day" is a day on which the New York Stock Exchange is open for business. The Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

    If a shareholder desires to tender Shares and Rights pursuant to the Offer and such shareholder's Share Certificates (as defined in the Offer to Purchase) or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares or Rights may nevertheless be tendered according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    Except as otherwise set forth in the Second Supplement, the terms and conditions previously set forth in the Offer to Purchase and the First Supplement remain applicable in all respects to the Offer, and the Second Supplement should be read in conjunction with the Offer to Purchase and the First Supplement.

    The Offer, as amended, is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that would represent at least a majority of the total number of outstanding Shares on a fully diluted basis.

    Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares and Rights registered in your name or in the name of your nominee.

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    Enclosed herewith are copies of the following documents:

        1.  Second Supplement dated January 28, 2002 to the Offer to Purchase;

        2. Revised (green) Letter of Transmittal to be used by shareholders of Willamette in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares and Rights);

        3. Letter to Shareholders of Willamette from the Chairman and President and Chief Executive Officer of Willamette accompanied by Willamette's amended Solicitation/Recommendation Statement on Schedule 14D-9;

        4. A printed form of a revised letter that may be sent to your clients for whose account you hold Shares and Rights in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

        5. Revised (blue) Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and Rights are not immediately available (including if the Distribution Date has occurred, but Rights Certificates have not yet been distributed) or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to First Chicago Trust Company of New York, as Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

    TENDERING SHAREHOLDERS MAY USE EITHER THE PREVIOUSLY DISTRIBUTED (BLUE) OR
(PINK) LETTERS OF TRANSMITTAL AND THE PREVIOUSLY DISTRIBUTED (YELLOW) OR (GREY) NOTICES OF GUARANTEED DELIVERY OR THE REVISED (GREEN) LETTER OF TRANSMITTAL AND THE REVISED (BLUE) NOTICE OF GUARANTEED DELIVERY.

    SHAREHOLDERS WHO HAVE ALREADY TENDERED SHARES PURSUANT TO THE OFFER USING THE PREVIOUSLY DISTRIBUTED (BLUE) OR (PINK) LETTERS OF TRANSMITTAL OR (YELLOW) OR (GRAY) NOTICES OF GUARANTEED DELIVERY AND WHO HAVE NOT WITHDRAWN SUCH SHARES NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO TENDER PURSUANT TO THE OFFER, AS AMENDED, AND RECEIVE THE INCREASED PRICE IN THE OFFER, IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 28, 2002 (the "Merger Agreement"), among Weyerhaeuser, the Purchaser and Willamette pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Willamette, with Willamette surviving the merger as a subsidiary of Weyerhaeuser (the "Merger").

    The Board of Directors of Willamette has unanimously (A) approved the Merger Agreement, the Offer and the Merger and the Transactions (as defined in the Merger Agreement), (B) determind that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of Willamette and its shareholders and (C) recommended that the holders of Willamette common stock accept the Offer and tender their shares of Willamette common stock pursuant to the Offer.

    In all cases, payment for Shares and Rights accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of
(a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares and Rights, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the

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case of a book-entry transfer effected pursuant to the procedure set forth in
Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates, Rights Certificates or Book-Entry Confirmations with respect to Shares or, if applicable, Rights, are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor Weyerhaeuser will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

    The Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    If holders of Shares and Rights wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Supplement.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                            INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, WEYERHAEUSER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.